Exhibit 10.3

CHANGE OF CONTROL AGREEMENT

This CHANGE OF CONTROL AGREEMENT (the “Agreement”) is made and entered into as of June 22, 2023 between Sterling Bancorp, Inc. (“Company”) and Elizabeth M. Keogh (the “Officer”).

INTRODUCTORY STATEMENT

The Officer is an employee of the Sterling Bank and Trust, F.S.B. (the “Bank”) which is a wholly owned subsidiary of the Company. The Board of Directors of the Company have concluded that it is in the best interests of the Company, the Bank and their shareholders to establish a working environment for the Officer which minimizes the personal distractions that might result from possible changes in control in which the Company or the Bank might be involved. The Board of Directors of the Company has concluded that it is in the best interests of the Bank and the Company to provide the Officer with assurance that he or she will receive payment equal to one year’s salary if his or her employment is terminated for certain specified reasons within one (1) year after a Change of Control or Pending Change of Control as defined herein on the terms set forth herein.

The terms and conditions which the Company and the Officer have agreed to are as follows.

AGREEMENT

Section  1.             Term; Change of Control and Pending Change of Control Defined.

(a)            This Agreement shall be in effect during the period (the “Term”) beginning on the date first above written (the “Effective Date”) and ending on the third anniversary of the Effective Date or, if earlier, the first anniversary of the Change of Control as defined below.

(b)            A “Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(i)            the consummation of a reorganization, merger or consolidation of the Company with one or more other persons, other than a transaction following which:

(A)            at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities and Exchange Act of 1934 (“Exchange Act”) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(B)            at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(ii)           the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert;

(iii)          a complete liquidation or dissolution of the Company; or

(iv)          any event which would be described in sections (i), (ii) or (iii) if the term “Bank” were substituted for the term “Company” therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them, or as a result of any recapitalization or other stock issuance initiated by the Company or the Bank. For purposes of this section 1(b), the term “person” shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

(c)            For purposes of this Agreement, a “Pending Change of Control” shall mean: (i) the signing of a definitive agreement for a transaction which, if consummated, would result in a Change of Control; or (ii) the commencement of a tender offer which, if successful, would result in a Change of Control. In the event that such transaction or tender offer which constituted a Pending Change of Control is terminated before a Change of Control occurs, the Pending Change of Control shall be treated as if it had not occurred following such termination.

Section  2.             Discharge Prior to a Pending Change of Control.

The Bank or the Company may discharge the Officer at any time prior to the occurrence of a Pending Change of Control for any reason or for no reason. In such event:

(a)            The Bank shall pay to the Officer (or, in the event of the Officer’s death before payment, the Officer’s estate) the Officer’s earned but unpaid compensation (including, without limitation, salary and all other items which constitute wages under applicable law) as of the date of the Officer’s termination of employment. This payment shall be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than 30 days after the date of the Officer's termination of employment.

(b)            The Bank shall provide the benefits, if any, due to the Officer, the Officer’s estate, surviving dependents or designated beneficiaries under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the officers and employees of the Bank, including the annual and long-term bonuses (if any) to which the Officer is entitled under any cash-based annual bonus or performance compensation plan in effect for the year in which his or her termination occurs, to be paid at the same time and on the terms and conditions (including but not limited to achievement of performance goals) applicable under the relevant plan. The time and manner of payment or other delivery of these benefits and the recipients of such benefits shall be determined according to the terms and conditions of the applicable plans and programs. The Bank shall also provide any continuation rights required by Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) or similar state law, at the expense of the Officer.

The payments and benefits described in sections 2 (a) and (b) shall be referred to in this Agreement as the “Standard Termination Entitlements.”

Section  3.             Termination of Employment Due to Death.

The Officer's employment with the Bank shall terminate, automatically and without any further action on the part of any party to this Agreement, on the date of the Officer's death. In such event, the Bank shall pay and deliver to the Officer's estate and surviving dependents and beneficiaries, as applicable, the Standard Termination Entitlements.

Section  4.             Termination Due to Disability after a Pending Change of Control.

The Bank or the Company may terminate the Officer’s employment during the Term and after the occurrence of a Change of Control or a Pending Change of Control upon a determination, by vote of a majority of the members of the Board of Directors of the Bank or the Company, acting in reliance on the written advice of a medical professional acceptable to them and reasonably acceptable to Officer or his or her guardian, that the Officer is suffering from a “Disability,” which shall mean a physical or mental impairment which, at the date of the determination, has prevented the Officer from performing his or her assigned duties on a substantially full-time basis for a period of at least sixty (60) days during the period of six (6) months ending with the date of the determination or is likely to result in death or prevent the Officer from performing his or her assigned duties on a substantially full-time basis for a period of at least sixty (60) days during the period of six (6) months beginning with the date of the determination. As a condition to any benefits, the Board of Directors may require the Officer to submit to such physical or mental evaluations and tests as it deems reasonably appropriate. In such event:

(a)            The Bank shall pay and deliver to the Officer (or in the event of his or her death before payment, to the Officer’s estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements.

(b)            In addition to the Standard Termination Entitlements, in the event that the Officer’s employment terminates during the Term and after the occurrence of a Change of Control or a Pending Change of Control, the Company shall continue to pay the Officer his or her base salary, at the annual rate in effect for him or her immediately prior to the termination of his or her employment, during a period ending on the earliest of: (i) the expiration of one hundred and eighty (180) days after the date of termination of his or her employment; (ii) the date on which long-term disability insurance benefits are first payable to him or her under any long-term disability insurance plan covering employees of the Bank; and (iii) the date of his or her death.

Section  5.             Discharge with Cause after a Pending Change of Control.

(a)            The Bank or the Company may terminate the Officer's employment with “Cause” during the Term and after the occurrence of a Change of Control or Pending Change of Control, but a termination shall be deemed to have occurred with “Cause” only if the Officer: (i) has willfully failed or refused to perform his or her assigned duties in any material respect (including, for these purposes, the Officer’s inability to perform such duties as a result of drug or alcohol dependency); (ii) has committed gross negligence in the performance of, or is guilty of continual neglect of, his or her assigned duties; (iii) has been convicted or entered a plea of guilty or nolo contendere to, the commission of a felony or any other crime involving dishonesty, personal profit or other circumstance likely, in the reasonable judgment of the Board of Directors of the Bank, to have a material adverse effect on the Bank and the Company or their business, operations or reputation taken as a whole; (iv) has willfully violated, in any material respect, any law, rule, regulation, written agreement or final cease-and-desist order applicable to the Bank or the Company in his or her performance of services for the Bank or the Company or the Company’s or the Bank’s code of conduct; or (v) has willfully and intentionally breached the material terms of this Agreement in any material respect. For purposes of this definition, no act or failure to act on the part of Officer shall be considered “willful” unless it is done, or omitted to be done, by the Officer in bad faith or without reasonable belief that the Officer’s action or omission was in the best interests of the Bank and the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company, the board of directors of the Bank or the Executive Committee of either board or based upon the written advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by Officer in good faith and in the best interests of the Bank and the Company. Any such determination must be made by a majority vote of the entire membership of the Board of Directors of the Bank at a meeting of the Board of Directors called and held for that purpose, finding that, in the good faith opinion of the Board of Directors, the Officer’s conduct satisfies the requirements for termination for Cause. Termination for Cause shall be effected by written Notice of Termination (as described below) to the Officer setting forth with particularity the grounds for termination. Notwithstanding any other provision to the contrary, and for the avoidance of doubt, other than with respect to earned but unpaid salary and such other vested benefits as are set forth in this Agreement and in any other agreement or plan, the Officer shall not have the right to receive compensation or other benefits for any period after termination for Cause. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon to provide a basis for termination of Officer’s employment.

(b)            In the event the Officer’s employment is terminated with Cause, as provided in this Section 5, the Bank shall pay and deliver to the Officer the Standard Termination Entitlements.

Section  6.             Discharge without Cause.

The Bank or the Company may discharge the Officer without Cause at any time after the occurrence of a Change of Control or a Pending Change of Control, and in such event:

(a)            The Bank shall pay and deliver to the Officer (or in the event of the Officer’s death before payment, to the Officer’s estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements.

(b)            In addition to the Standard Termination Entitlements, in the event of a discharge of the Officer without Cause after the occurrence of a Change of Control or a Pending Change of Control and during the Term, the Company shall pay to the Officer (or in the event of death before payment, to the Officer’s estate) an amount equal to 12 months base salary, which will be paid in a lump sum on the sixtieth (60th) day after termination of employment if the requirements of section 8(b) are met. In the event that such discharge occurs later than one year after the Change of Control, no additional amounts will be paid.

(c)            The payment described in section 6(b) is referred to in this Agreement as the “Additional Termination Entitlements”.

Section  7.             Resignation.

(a)            The Officer may resign from his or her employment with the Bank at any time. A resignation under this section 7 shall be effected by notice of resignation given by the Officer to the Bank and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given to the Bank. The Officer's resignation of any of the positions within the Bank or the Company to which he or she has been assigned shall be deemed a resignation from all such positions.

(b)            With respect to termination of the Officer’s employment, “Good Reason” shall be considered to exist upon the occurrence of any of the following events without the Officer’s consent:

(i)           the assignment to duties materially inconsistent with the Officer’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect immediately prior to the Change of Control;

(ii)          a material diminution in the authorities, duties or responsibilities of the person to whom the Officer is required to report;

(iii)        a material reduction in the Officer’s annual base salary;

(iv)         the Company’s or the Bank’s requiring the Officer to be based at any office or location resulting in a material increase in the Officer’s commute to and from the Officer’s primary residence in or near Southfield, Michigan (for this purpose an increase in the Officer’s commute by 50 miles or more shall be deemed material); or

(v)          any other action or inaction that constitutes a material breach by the Company of this Agreement;

provided that, within ninety (90) days after the initial existence of such event, the Bank shall be given notice and an opportunity, of not less than thirty (30) days, to remedy in good faith the condition constituting such “Good Reason” as asserted by the Officer. The Officer’s employment shall continue in effect during such time so long as the Bank or the Company make diligent efforts during such time to cure the asserted Good Reason event or condition. In the event that the Bank or the Company shall remedy in good faith the event or condition constituting Good Reason, then the Officer’s notice of termination for Good Reason shall be null and void, and, as a result of such event, the Officer shall not be entitled to resign with Good Reason. The Bank’s or the Company’s remedy of any Good Reason event or condition with or without notice from the Officer shall not relieve the Company from any obligations to the Officer under this Agreement or otherwise and shall not affect the Officer’s rights upon the reoccurrence of the same, or the occurrence of any other, Good Reason event or condition. The Officer’s resignation hereunder for Good Reason shall not occur later than one hundred fifty (150) days following the initial date on which the event the Officer claims constitutes Good Reason occurred.

In all other cases, a resignation by the Officer shall be deemed to be without Good Reason. In the event of resignation, the Officer shall state in his or her notice of resignation whether he or she considers his or her resignation to be a resignation with Good Reason, and if he or she does, he or she shall state in such notice the grounds which constitute Good Reason. The Officer’s determination of the existence of Good Reason shall be conclusive in the absence of fraud, bad faith or manifest error.

(c)            In the event of the Officer’s resignation for any reason, the Bank shall pay and deliver the Standard Termination Entitlements. In the event of the Officer’s resignation with Good Reason after the occurrence of a Change of Control or a Pending Change of Control and during the Term, the Company shall also pay and deliver the Additional Termination Entitlements. In the event that such discharge occurs later than one year after the Change of Control, no Additional Termination Entitlements will be paid.

Section  8.             Terms and Conditions of the Additional Termination Entitlements.

(a)            The Company and the Officer hereby stipulate that the damages which may be incurred by the Officer following any termination of employment are not capable of accurate measurement as of the date first above written and that the Additional Termination Entitlements constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Officer’s efforts, if any, to mitigate damages.

(b)            The Company and the Officer further agree that the Company may condition the payment and delivery of the Additional Termination Entitlements on the receipt of: (i) the Officer’s resignation from any and all positions which the Officer holds as an officer, director or committee member with respect to the Company or any subsidiary or affiliate of either of them; and (ii) a release of the Bank, the Company and their officers, directors, shareholders, subsidiaries and affiliates, in form and substance satisfactory to the Company, of any liability to the Officer, whether for compensation or damages, in connection with his or her employment with the Bank or the Company and the termination of such employment except for the Standard Termination Entitlements and the Additional Termination Entitlements, that becomes effective on its terms, if at all, no later than the sixtieth (60th) day immediately following the Officer’s termination of employment.

Section  9.             Post-Termination Obligations.

The Officer shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation to which it or any of its affiliates is, or may become, a party, other than any litigation between the Officer and the Company or its affiliates. The Company shall reimburse the Officer for reasonable costs incurred by the Officer in providing such information and assistance.

Section  10.           Non- Disparagement; Non-Disclosure and Non-Compete.

(a)            The Officer shall not make any statements that disparage the Company, the Bank, or any subsidiary of such entities or the business practices of the Company, the Bank, or any subsidiary of such entities, except to the extent required (i) by law or by a court or other governmental agency of competent jurisdiction, or (ii) to exercise any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act.) The Company and the Bank shall not knowingly or intentionally make any statements that disparage the Officer, and the Company and the Bank shall each instruct its directors and officers not to make any statements that disparage the Officer. The provisions of this Section 10(a) shall survive the expiration of this Agreement.

(b)            The Officer acknowledges that during his or her employment he or she will learn and have access to confidential information regarding the Company and the Bank and its customers and businesses (“Confidential Information”). The Officer agrees and covenants not to disclose or use for the Officer’s own benefit, or the benefit of any other person or entity, any such Confidential Information, unless or until the Company or the Bank consents to such disclosure or use, or such information becomes common knowledge in the industry or is otherwise legally in the public domain. The Officer shall not knowingly disclose or reveal to any unauthorized person any Confidential Information relating to the Company, the Bank, or any subsidiaries or affiliates, or to any of the businesses operated by them, and the Officer confirms that such information constitutes the exclusive property of the Company and the Bank. The Officer shall not otherwise knowingly act or conduct himself or herself (1) to the material detriment of the Company or the Bank, or its subsidiaries, or affiliates, or (2) in a manner which is inimical or contrary to the interests of the Company or the Bank. Notwithstanding the foregoing, it shall not be a breach of this Section 10(b) for the Officer to disclose Confidential Information to the extent that disclosure is (A) requested by the Bank or its affiliates or (B) required by a court or other governmental agency of competent jurisdiction. The provisions of this Section 10(b) shall survive the expiration of this Agreement. Notwithstanding anything herein to the contrary, the Officer is hereby notified, in accordance with the Defend Trade Secrets Act of 2016, that the Officer will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Officer is further notified that if he or she files a lawsuit for retaliation by the Bank or the Company for reporting a suspected violation of law, the Officer may disclose the Bank’s or the Company’s trade secrets to his or her attorney and use the trade secret information in the court proceeding if the Officer (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. Further, notwithstanding anything in this Agreement to the contrary, nothing contained herein prohibits the Officer from reporting, without the prior authorization of the Bank and the Company and without notifying the Bank and the Company, possible violations of federal law or regulation to the United States Securities and Exchange Commission, the United States Department of Justice, the United States Congress or other governmental agency having apparent supervisory authority over the business of the Employer, or making other disclosures that are protected under the whistleblower provisions of Federal law or regulation.

(c)            For a period of one (1) year following Officer’s termination of employment for any reason other than death, Officer agrees to the application of, and to abide by, the non- competition and non-solicitation restrictions and covenants set forth in this Section 10(b). Notwithstanding the foregoing, no such non-competition and non-solicitation restrictions shall apply in the event of a termination of employment upon or following a Change of Control.

(i)            Officer will not contact (with a view toward selling any product or service competitive with any product or service sold or proposed to be sold by the Company, the Bank, or any subsidiary of such entities) any person, firm, association or corporation (1) to which the Company, the Bank, or any subsidiary of such entities sold any product or service during the thirty-six (36) month period immediately prior to Officer’s termination of employment, or (2) which Officer was otherwise aware was a client of the Company, the Bank, or any subsidiary of such entities at the time of termination of employment. Officer will not directly or indirectly make any such contact, either for his or her own benefit or for the benefit of any other person, firm, association, or corporation.

(ii)          Officer shall not engage in providing professional services or enter into employment as an employee, director, consultant, representative or similar relationship to any financial services enterprise (including a savings and loan association, bank, credit union or insurance company) that is primarily engaged in the business of offering retail customer and commercial deposit and/or loan products in the States of Michigan or California and is materially competitive with the Company, the Bank or their subsidiaries in the States of Michigan or California.

(iii)         Officer hereby agrees that he or she shall not, on his or her own behalf or on behalf of others, employ, solicit, or induce, or attempt to employ, solicit or induce, any employee of the Company, the Bank, or any subsidiary of such entities for employment with any enterprise, nor will the Officer directly or indirectly, on his or her behalf or for others, seek to influence any employee of the Company, the Bank, or any subsidiary of such entities to leave the employ of the Company, the Bank, or any subsidiary of such entities.

(d)            For purposes of this Section 10, the parties agree to exclusive jurisdiction in the federal and state courts of Michigan. Subject to the final sentence of this Section 10(d), the parties hereto, recognizing that irreparable injury will result to the Bank, the Company or their affiliates, its business and property in the event of the Officer’s breach of any provision of this Section 10, agree that in the event of any such breach by the Officer, the Company or its affiliates will be entitled, in addition to any other remedies and damages available, to an injunction issued by any court of competent jurisdiction located in Michigan to restrain the violation or attempted violation hereof by the Officer, the Officer’s partners, agents, servants, employees and all persons acting for or under the direction of the Officer. Nothing herein will be construed as prohibiting the Company or its affiliates from pursuing any other remedies available to the Company or its affiliates for such breach or threatened breach, including the recovery of damages from the Officer.

Section  11.           No Effect on Employee Benefit Plans or Programs.

The termination of the Officer’s employment during the Term or thereafter, whether by the Bank or the Company or by the Officer, shall have no effect on the rights and obligations of the parties hereto under the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Bank or the Company from time to time; provided, however, that nothing in this Agreement shall be deemed to duplicate any compensation or benefits provided under any agreement, plan or program covering the Officer to which the Bank or Company is a party, and any duplicative amount payable under any such agreement, plan or program shall be applied as an offset to reduce the amounts otherwise payable hereunder. The Officer understands and acknowledges that he or she will not be entitled to receive payments under the Sterling Bank & Trust, FSB Severance Benefits Plan.

Section  12.           Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Officer, his or her legal representatives and testate or intestate distributees, and the Company and its respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred. Failure of the Company to obtain from any successor its express written assumption of the Company’s obligations hereunder at least 60 days in advance of the scheduled effective date of any such succession shall, if such succession constitutes a Change of Control, constitute Good Reason for the Officer’s resignation on or at any time during the Term following the occurrence of such succession.

Section  13.           Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Officer, to the Officer’s address most recently on file with the Company.

If to the Company:

Sterling Bancorp, Inc.

Attn: SVP, Head of Human Resources & Diversity Officer,
Sterling Bank & Trust, FSB

One Towne Square Suite 1900

Southfield, Michigan 48076

with a copy to:

Arnold & Porter Kaye Scholer LLP

250 West 55th Street

New York, New York 10019

Attention: Robert C. Azarow, Esq.

Section  14.           Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section  15.           Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section  16.           Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section  17.           Governing Law.

Except to the extent preempted by federal law, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Michigan applicable to contracts entered into and to be performed entirely within the State of Michigan.

Section  18.           Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section  19.           Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto; provided, however, that this Agreement shall be subject to amendment in the future in such manner as the Company shall reasonably deem necessary or appropriate to effect compliance with section 409A of the Code and the regulations thereunder (“Section 409A”) and to avoid the imposition of penalties and additional taxes under Section 409A, it being the express intent of the parties that any such amendment shall not diminish the economic benefit of the Agreement to the Officer on a present value basis.

Section  20.           Required Regulatory Provisions.

The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Company or the Bank:

(a)            Notwithstanding anything herein contained to the contrary, any payments to the Officer by the Company or the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act ("FDI Act"), 12 U.S.C. § 1828(k), and any regulations promulgated thereunder.

(b)            Notwithstanding anything herein contained to the contrary, if the Officer is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank pursuant to a notice served under section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C. § 1818(e)(3) or 1818(g)(1), the Company's obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Company, in its discretion, may (i) pay to the Officer all or part of the compensation withheld while the Company's obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

(c)            Notwithstanding anything herein contained to the contrary, if the Officer is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. § 1818(e)(4) or (g)(1), all prospective obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Company and the Officer shall not be affected.

(d)            Notwithstanding anything herein contained to the contrary, any payments to the Officer by the Company or the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon, to the extent required by law, the prior approval of the “appropriate federal banking agency,” as that term is defined under section 3 of the FDI Act, 12 U.S.C. § 1813(q), in accordance with the FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

The vested rights and obligations of the parties shall not be affected. If and to the extent that any of the foregoing provisions shall cease to be required by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

Section  21.           Income Tax Withholding

All payments required to be made by the Company hereunder to the Officer shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

Section  22.           Section 409A of the Internal Revenue Code.

The Officer and the Company acknowledge that each of the payments and benefits promised to the Officer under this Agreement must either comply with the requirements of Section 409A or qualify for an exception from compliance. To that end, the Officer and the Company agree that:

(a)            the payment described in section 2(a) is intended to be excepted from compliance with Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(3) as payment made pursuant to the Bank’s and the Company’s customary payment timing arrangement; and

(b)            the benefits and payments described in section 2(b) are expected to comply with or be excepted from compliance with Section 409A on their own terms.

In the case of a payment that is not excepted from compliance with Section 409A, and that is not otherwise designated to be paid immediately upon a permissible payment event within the meaning of Treasury Regulation § 1.409A-3(a), the payment shall not be made prior to, and shall, if necessary, be deferred to and paid on the later of (i) the day five (5) days after the Officer's earliest separation from service (within the meaning of Treasury Regulation § 1.409A-1(h)) and, (ii) if the Officer is a specified employee (within the meaning of Treasury Regulation § 1.409A-1(i)) on the date of his or her separation from service, the earlier of the first day of the seventh month following the Officer’s separation from service and the Officer’s death. Each payment or benefit under this Agreement shall be treated as a separate payment or benefit for purposes of Section 409A. Furthermore, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A.

Section  23.          No Excess Parachute Payments.

Notwithstanding anything to the contrary in this Agreement, if any payment of compensation to or for the benefit of the Officer, whether or not made under the terms of this Agreement, either alone or together with any other payments and benefits which the Officer has received or has a right to receive, would be subject to the excise tax imposed by section 4999 of the Code, such payments and/or benefits shall be reduced by the amount, if any, which is the minimum necessary to result in no portion of such payments or benefits being subject to the excise tax imposed under section 4999 of the Code. The amount of any required reduction shall be determined and applied in a manner calculated to maximize the after-tax value of the remaining payments and benefits. All calculations required to be made in order to determine whether payments would be subject to the excise tax imposed under section 4999 of the Code, including the assumptions to be utilized in arriving at such determination and the amount and application of any required reduction, shall be made by independent counsel retained by the Company for this purpose prior to the event or the closing of the transaction which results in the application of section 4999 of the Code or such other independent counsel or independent firm of certified public accountants as the Company may designate with the consent of the Officer (which consent shall not be unreasonably withheld or delayed) (the “Tax Advisor”), which shall provide detailed supporting calculations both to the Company and the Officer within fifteen (15) business days of the receipt of demand from the Officer, or such earlier time as is requested by the Company. All fees and expenses of the Tax Advisor shall be borne solely by the Company. Any determination by the Tax Advisor shall be binding upon the Company and the Officer and all other interested parties in the absence of manifest error.

Section  24.           Recoupment of Payments.

All payments and obligations under this Agreement shall be subject to the terms and conditions, if applicable, of any recoupment policy adopted by the Company from time to time or any recoupment requirement imposed under applicable laws, rules or regulations, including but not limited to the Sterling Bancorp, Inc. Clawback Policy. In addition, the Officer covenants and agrees that the Company and the Bank and their successors and assigns shall have the right to demand the return of any “golden parachute payments” (as defined in FDIC regulation 12 C.F.R. Part 359) in the event that any of them obtain information indicating that the Officer committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses contained in FDIC regulation 12 C.F.R. § 359.4(a)(4), and the Officer shall promptly return any such “golden parachute payment” upon such demand.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Officer has hereunto set his or her hand, all as of the day and year first above written.

/s/ Elizabeth M. Keogh
Name: Elizabeth M. Keogh

Sterling Bancorp, Inc.

By:	/s/ Thomas M. O’Brien
Name:	Thomas M. O’Brien
Title:	President and Chief Executive Officer